Exhibit (b)

Confidential

March 3, 2026

Kuva Labs, Inc.
1980 Post Oak Blvd, Suite 100
Houston, TX 77056

Re:          Capital Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the irrevocable commitment of Omega & Corinth Group Ltd. (the “Investor”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, equity securities of Kuva Labs, Inc., a Delaware corporation (“Parent”), at or immediately prior to the Closing.  It is contemplated that pursuant to the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Kuva Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”) and Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), Purchaser will commence a tender offer (as it may be amended, modified or extended from time to time as permitted by the Merger Agreement, the “Offer”) to (i) purchase any (subject to the Minimum Tender Condition) and all of the outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”) (each a, “Share”, and collectively, “Shares”), for $5.00 per Share, net to the seller in cash, without interest, plus one (1) contingent value right per Share, as set forth in the Merger Agreement, and (ii) as soon as practicable following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation, in accordance with the Delaware General Corporation Law.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.          Upon the terms and subject to the conditions set forth herein, the Investor hereby irrevocably commits to purchase, or cause an assignee or assignees permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, at or immediately prior to the Closing, $50,000,000.00 of equity securities of Parent in the aggregate (the “Commitment”), solely for the purpose of allowing Parent and/or Purchaser to fully fund the Financing Amount, which amount will be used to fund the consummation of the transactions contemplated by, and in accordance with, the Merger Agreement (including any fees and expenses of or payable by Parent or Purchaser on the Closing Date in connection with the transactions contemplated hereby) (the “Transaction Payments”).  Subject to the conditions set forth in paragraph 2 below, the Investor will fully fund, or cause to be fully funded, the Commitment at or immediately prior to the Closing on the Closing Date, and Parent shall issue to the Investor the equity of Parent or an affiliated entity of Parent (in which case the Investor shall cause such affiliated entity to contribute an amount equal to the Commitment to Parent) substantially simultaneously with such funding.  Notwithstanding anything else to the contrary in this Agreement, the cumulative liability of the Investor under this Agreement shall not exceed the Commitment.  The obligations of the Investor to fund any portion of the Commitment may be reduced by the Investor on a dollar-for-dollar basis (a) for the cash amount of purchases, directly or indirectly, by co-investors (including Affiliates of the Investor) of equity securities of Parent solely for the purpose of funding a portion of the Transaction Payments, but only to the extent such amount is available and used by Parent to fund the Transaction Payments, (b) for the cash amount of any debt financing, but only to the extent that such proceeds are available and used by Parent to fund the Transaction Payments and (c) solely to the extent that Parent does not require such amount to fully and timely fund the Transaction Payments at the Closing and to consummate the transactions contemplated by the Merger Agreement; provided, in each case, that any such reduction (i) shall occur concurrently with, and will be conditioned on the consummation of the Closing and the simultaneous payment of all Transaction Payments required to be paid by Parent and (ii) in no event may the Commitment be reduced in a manner that would adversely affect, impair, prevent or delay the consummation of the transactions contemplated by the Merger Agreement.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.           The obligation of the Investor to fund the Commitment is subject to (a) the execution and delivery of the Merger Agreement and (b) the satisfaction or written waiver by the applicable parties to the Merger Agreement (to the extent permitted by the Merger Agreement and by applicable Law) of each of the Offer Conditions in Annex I and Section 7.1 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or valid waiver of such conditions at the Closing); provided that the funding of the Commitment shall occur at the Acceptance Time.  For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this Agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

3.          This Agreement and the obligation of the Investor to fund the Commitment, or cause the Commitment to be funded, shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment in full of the Transaction Payments in accordance with the Merger Agreement, or  (b) the valid termination of the Merger Agreement in accordance with its terms.  Paragraphs 3, 4, 5, 6, 7 and 10 shall remain in full force and effect, notwithstanding any termination of this Agreement.  None of Parent’s obligations (including the Commitment) set forth herein shall be assignable by Parent without the Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  The obligations of the Investor hereunder shall not be assignable by the Investor without Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that the Investor may assign one or more portions of its Commitment to any of its Affiliates and/or to any fund or entity directly or indirectly controlled by, or under common control with, the Investor or its Affiliates, so long as such assignment does not and would not reasonably be expected to adversely affect, prevent, impair or delay the consummation of the transactions contemplated by the Merger Agreement or require any additional consents, approvals or regulatory filings; provided, further, that no such assignment by the Investor shall relieve the Investor of any of its obligations hereunder.  Any transfer or assignment in violation of the preceding three sentences shall be null and void.  This Agreement, the Simple Agreement for Future Equity in Parent or an Affiliate thereof, and the Merger Agreement, set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings with respect thereto.

4.          Other than (a) as required by applicable Laws or the rules of any national securities exchange or other self-regulatory organization (including as and to the extent required in connection with any SEC filing relating to the Merger), (b) in connection with the enforcement of, or any Action related to or arising in connection with, this Agreement or the Merger Agreement, or (c) in connection with seeking the approval, consent, or waiver from, or in connection with the filing of any notices or similar responses, in each case with any Governmental Body (each of clauses (a) through (c), a “Legal Obligation”), each of the parties agree that it will not, nor will it permit its representatives, advisors or Affiliates to, disclose to any person or entity the contents of this Agreement, other than to (i) their respective Affiliates, limited partners, general partners, members, managers, directors, officers, employees, agents and advisors (collectively, “Representatives”) and (ii) the Company and its Representatives; provided, that each of the foregoing are instructed to maintain the confidentiality of this Agreement in accordance with the terms hereof.  Without limiting the foregoing, Parent, the Company, the Investor, their respective Affiliates and Representatives shall have the right to make such disclosures as are required by any Governmental Body having jurisdiction over Parent, the Company, the Investor, their respective Affiliates or Representatives; provided, that (A) such disclosing party shall provide a copy of such disclosure to the other parties with a reasonable opportunity to review and provide comments on any such disclosure in advance, which such comments shall be provided promptly, except to the extent not reasonably practicable or as may be prohibited by applicable Laws, and (B) in no event will this Agreement be publicly filed or made publicly available without the prior written consent of the Investor, unless required by the SEC or other Legal Obligation.

5.           Each of the Investor Affiliates (as defined below) is an express third party beneficiary of paragraphs 3, 4, 5, 6, 7, 9, 10, 11 and 12 of this Agreement.  Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent and the Investor, and their respective successors and permitted assigns, has obligations hereunder and that, notwithstanding that the Investor is a limited company, no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Investor Affiliate, through the Investor, Parent, Purchaser or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws, by or through a claim by or on behalf of the Investor, Parent or Purchaser against the Investor or any Investor Affiliate, or otherwise.  For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the Investor or the foregoing (it being understood that the term Investor Affiliate shall not include the Investor, Parent or Purchaser or any Person to which (x) Parent or Purchaser have validly assigned their respective rights or obligations under the Merger Agreement or (y) the Investor has validly assigned or transferred all or any portion of the Commitment under this Agreement).  For the avoidance of doubt, neither the Investor nor any Investor Affiliate (other than Parent and Purchaser) is a party to, or has any obligations under, the Merger Agreement.  Notwithstanding anything to the contrary herein, in the event the Investor (a) consolidates or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Investor’s remaining net assets plus uncalled capital is less than the Commitment, then Parent may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of Investor hereunder.

6.          Except as otherwise set forth in paragraph 5 or this paragraph 6, this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent.  This Agreement may only be enforced by Parent at the direction of its equityholders in a manner agreed by its equityholders or as otherwise required pursuant to an order of specific performance or similar injunctive relief obtained by the Company pursuant to Section 9.13 of the Merger Agreement.  In no event shall any of Parent’s creditors have any right to enforce this Agreement or to cause Parent to enforce this Agreement.  Notwithstanding the foregoing, the Investor hereby agrees that (A) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) there is an adequate remedy at law or (2) that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (B) no provision of bond or other security in connection with any such order or injunction will be required.

7.          Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

8.           The Investor hereby represents and warrants to Parent that (a) if the Investors is an entity, it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary corporate or other similar power and authority to execute, deliver and perform this Agreement, and if the Investor is a natural person, such Investor has full legal capacity, power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor (i) if the Investor is an entity, has been duly and validly authorized and approved by all necessary corporate or other similar action by the Investor, and (ii) shall not result (x) in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any applicable Law or (y) in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, any of the terms, conditions or provisions of (A) any contractual obligation to which the Investor is a party or otherwise bound or (B) if the Investor is an entity, the Investor’s organizational documents; (c) this Agreement has been duly and validly executed and delivered by the Investor and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with the terms of this Agreement except as such enforceability may be limited under applicable bankruptcy, insolvency, moratorium, reorganization or similar applicable Laws from time to time in effect affecting the enforcement of creditors’ rights generally, or by general principles of equity; (d) the Investor  has and will have for so long as this Agreement shall remain in effect (including as of the Closing) uncalled capital commitments or otherwise has and will have ready and unconditional access to available funds sufficient to fund the Commitment when and as required hereunder; and (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, Governmental Bodies contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement.

9.           This Agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investor.

10.

(a)
This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the Investor, Parent, Purchaser or the Company in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.  Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing in this paragraph 10(a) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) (the “Chosen Courts”) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

11.        This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

12.        This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

Omega & Corinth Group Ltd.

By:	/s/ Eric Strachan
Name:	Eric Strachan
Title:	Authorized Signing Officer

Accepted and agreed as of the date first written above

Kuva Labs, Inc.

By:	/s/ Mark Land
Name:	Mark Land
Title:	Chief Executive Officer

Signature Page to Capital Commitment Letter